Prospectus Supplement No. 1 Dated October 20, 2000
(To Prospectus Dated August 10, 2000)

                                                               Filed Pursuant to
                                                         Rule 424(b) (3) and (c)
                                                   Commission File No. 333-41540



                               1,012,642 Shares

                                    [LOGO]

                             Digital Island, Inc.

                                 Common Stock



          This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements our Prospectus dated August 10, 2000 (the "Prospectus") relating to the sale by certain of our current stockholders, or by pledgees, donees, transferees, assignees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"), of up to 1,012,642 shares of our common stock that were issued in connection with our acquisition of Live On Line, Inc. and our license agreement with SRI International.

          Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

          This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING STOCKHOLDERS

          The table captioned "Selling Stockholders" commencing on page 4 of the Prospectus is hereby amended to reflect the addition of Footnote (1). Footnote
(1) below sets forth the transferees of one of our stockholders who were not specifically identified in the Prospectus as Selling Stockholders. The Prospectus is hereby amended to include these transferees, identified in Footnote (1), as Selling Stockholders.
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Prospectus Supplement No. 1 Dated October 20, 2000
(To Prospectus Dated August 10, 2000)

                                      Number of Shares of    Percent of Outstanding    Number of Shares of
                                           Common Stock         Shares Beneficially        Common Stock
    Name of Selling Stockholder        Beneficially Owned             Owned            Registered for Sale
----------------------------------    -------------------    ----------------------    -------------------
Veronis, Suhler & Associates, Inc.
(1)................................          19,416                     *                       19,416
Roger Krakoff                                 1,671                     *                        1,671
Joel Novak                                    3,340                     *                        3,340
Kathleen Thomas                                 626                     *                          626

_____________________
*    Less than one percent.
(1) In October 2000, 5,637 shares of our common stock held by Veronis, Suhler & Associates, Inc. were transferred and distributed to Roger Krakoff, Joel Novak and Kathleen Thomas in the amounts set forth in the table above.

                                       2